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                                                       Exhibit (11)

                   FLORIDA ROCK INDUSTRIES, INC.
             COMPUTATION OF EARNINGS PER COMMON SHARE

                            THREE MONTHS ENDED         SIX MONTHS ENDED
                                 MARCH 31,                 MARCH 31
                              1999        1998         1999            1998

Net income               $ 9,700,000   7,324,000     19,779,000  14,690,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share       18,843,828  18,812,806   18,852,829 18,809,275

Shares issuable under
 stock options which are
 potentially dilutive        380,416     336,715      368,438    350,846

Shares used for diluted
 earnings per share       19,224,244  19,149,521   19,221,267 19,160,121

Basic earnings per
 common share                   $.51         .39         1.05        .78

Diluted earnings
 per common share               $.50         .38         1.03        .77

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